UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2011

KAR Auction Services, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34568	20-8744739
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13085 Hamilton Crossing Boulevard

Carmel, Indiana 46032

(Address of principal executive offices) (Zip Code)

(800) 923-3725

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 19, 2011, KAR Auction Services, Inc. (the “Company”) established a $1.7 billion, six-year senior secured term loan facility (the “Term Loan Facility”) and a $250 million, five-year senior secured revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Credit Facility”), the terms of which are set forth in a Credit Agreement, dated as of May 19, 2011 (the “Credit Agreement”), among the Company, the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).

The Credit Facility will be available for letters of credit, working capital and general corporate purposes (including refinancing certain Existing Indebtedness (as defined in the Credit Agreement)). The Credit Agreement provides that with respect to the Credit Facility up to $75 million of U.S. dollar equivalent is available for letters of credit and up to $75 million is available for swing line loans (the “Swing Line Loans”) on same-day notice. The Credit Agreement also permits up to $300 million of additional revolving or term loan commitments from one or more of the existing lenders or other lenders (with the consent of the Administrative Agent) without the need for consent from any of the existing lenders under our Credit Facility.

The obligations of the Company under the Credit Facility are guaranteed by certain of the Company’s domestic subsidiaries (the “Subsidiary Guarantors”) and are secured by substantially all of the assets of the Company and the Subsidiary Guarantors, including but not limited to: (a) pledges of and perfected first-priority security interests in 100% of the equity interests of certain of the Company’s and the Subsidiary Guarantors’ domestic subsidiaries and 65% of the equity interests of certain of the Company’s and the Subsidiary Guarantors’ first-tier foreign subsidiaries and (b) perfected first-priority security interests in substantially all other tangible and intangible assets of the Company and each Subsidiary Guarantor, subject to certain exceptions. The Credit Agreement contains affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants include, among other things, limitations on capital expenditures, asset sales, mergers and acquisitions, indebtedness, liens, dividends, investments and transactions with the Company’s affiliates. The Credit Agreement also requires the Company to maintain a maximum leverage ratio.

Term loan borrowings will bear interest at an adjusted LIBOR rate plus 3.75% (with an adjusted LIBOR rate floor of 1.25% per annum) and revolving loan borrowings at an adjusted LIBOR rate plus 3.50%; however, for specified types of borrowings, the Company may elect to make term loan borrowings at a Base Rate plus 2.75% and revolving loan borrowings at a Base Rate plus 2.50%. In addition, if the Company reduces its Consolidated Senior Secured Leverage Ratio, which is based on a net debt calculation, to levels specified in the Credit Agreement, the applicable interest rate will step down by 25 basis points.

The Company will also pay a commitment fee of 50 basis points, payable quarterly, on the average daily unused amount of the Credit Facility. The fee may step down to 37.5 basis points based on the Company’s Consolidated Senior Secured Leverage Ratio as described above.

As of the date of this filing, the Company has not drawn any amounts under the Revolving Credit Facility.

The above description of the Credit Agreement is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011. A copy of the Company’s press release announcing that the Company has entered into the Credit Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

Concurrently with the Company’s entry into the Credit Agreement described in Item 1.01 above, the Company terminated its previous credit facility, dated as of April 20, 2007 (as amended, the “2007 Credit Agreement”), under which JPMorgan Chase Bank, N.A. also served as the administrative agent. On May 19, 2011, the Company paid all principal outstanding and interest due under the 2007 Credit Agreement. No early termination penalties were incurred by the Company in connection with the termination of the 2007 Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 contained in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press release dated May 20, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 20, 2011	KAR Auction Services, Inc.

/s/ Rebecca C. Polak
Rebecca C. Polak
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated May 20, 2011